March 5, 2019

UNITED NATURAL FOODS, INC. REPORTS SECOND QUARTER FISCAL 2019 RESULTS

Fiscal 2019 Guidance Updated

Providence, Rhode Island- March 5, 2019 -- United Natural Foods, Inc. (NYSE: UNFI) (the "Company" or "UNFI") today reported financial results for the second quarter of fiscal 2019 ended January 26, 2019.

Second Quarter Fiscal 2019 Highlights

•	Net Sales Increased To $6.15 Billion, Including $3.47 Billion From SUPERVALU

•	Legacy UNFI Sales Increased 5.8%

•	Results Include $370.9 Million Non-Cash Goodwill Impairment Charge

	13-Week Period Ended
($ in thousands, except per share data)	January 26, 2019	January 27, 2018	Change
Net Sales	$6,149,206	$2,528,011	$3,621,195
Net (Loss) Income	$(341,725)	$50,486	$(392,211)
Adjusted EBITDA(1)	$142,573	$79,824	$62,749
(Loss) Earnings Per Diluted Share (EPS)	$(6.72)	$0.99	$(7.71)
Adjusted EPS(1)	$0.44	$0.71	$(0.27)

(1)	Please refer to the tables in this press release for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

“I’m pleased by the tremendous work and meaningful progress our team accomplished this quarter on the integration of SUPERVALU and the positioning of UNFI as the premier food distribution company in North America,” said Steven L. Spinner, Chairman and Chief Executive Officer. “We know realizing all the benefits of this combination will take time, and we’re focused on executing against our plan for the long-term. We experienced higher than anticipated costs, largely associated with our network realignment projects resulting primarily from SUPERVALU's previous acquisitions, which we believe will be short-term in nature. I’m confident we have the people and resources focused on this integration and remain optimistic about our drive towards operating as one company with the broadest product selection, services offering and scaled supply chain.”
Second Quarter Fiscal 2019 Summary

Net sales from continuing operations by customer channel for the second quarter of fiscal 2019 compared to the second quarter of fiscal 2018 were as follows ($ in millions):

			13-Week Period Ended
Customer Channel (1)	Total % Growth	Legacy UNFI % Growth	January 26, 2019 (2)	January 27, 2018
Supernatural	18.2%	18.2%	$1,100	$931
Independents	25.3%	4.6%	810	646
Supermarkets	444.6%	(1.4)%	3,902	716
Other	44.0%	(17.4)%	337	235
Total	143.2%	5.8%	$6,149	$2,528

(1)
During the second quarter of fiscal 2019, the presentation of net sales by customer channel was adjusted to reflect changes in the classification of customer types as a result of a detailed review of customer channel definitions. Fiscal 2018 amounts have been restated to reflect this change which decreased supermarkets channel net sales by approximately $12 million and other channel net sales by approximately $15 million which were offset by a $27 million increase to independents channel net sales.

(2)	Net sales by customer channel for the 13-week period ended January 26, 2019 includes SUPERVALU.

Gross margin for the second quarter of fiscal 2019 was 12.39% of net sales and included an $8.6 million, or 0.14% of net sales, inventory fair value adjustment charge related to the acquisition of SUPERVALU. When excluding this charge, gross margin in the second quarter of fiscal 2019 was 12.53% of net sales compared to 14.70% of net sales for the second quarter of fiscal 2018. The decline in the gross margin rate was driven by the addition of SUPERVALU at a lower gross profit rate as well as a shift in customer mix, including the faster growth of the supernatural channel relative to the other customer channels.

UNFI has elected to move onto the LIFO method of inventory valuation for certain product categories. This, combined with a higher inflation assumption for the combined business, is expected to add an additional $10-$15 million in non-cash expense to fiscal 2019 results.

Operating expenses in the second quarter of fiscal 2019 were $751.9 million, or 12.23% of net sales, compared to $320.1 million, or 12.66% of net sales for the second quarter of fiscal 2018. The decrease in operating expenses, as a percent of net sales, was driven by the benefit of acquisition synergies.

Restructuring, acquisition, and integration related expenses in the second quarter of fiscal 2019 were $47.1 million including certain charges related to the divestiture of retail banners.

Goodwill and asset impairment charges were $370.9 million in the second quarter of fiscal 2019 resulting from an impairment assessment conducted in the second quarter, which indicated a goodwill impairment attributed to the SUPERVALU Wholesale reporting unit. Goodwill and asset impairment charges were $11.2 million in the second quarter of fiscal 2018 related to the Company's Earth Origins Market retail business, which was completely disposed of in the fourth quarter of fiscal 2018. Following this impairment charge, approximately $481.1 million of goodwill remains on the balance sheet.

Operating (loss) income was $(408.1) million in the second quarter of fiscal 2019 and included a goodwill impairment charge of $370.9 million, restructuring, acquisition, and integration related expenses of $47.1 million, and an $8.6 million inventory fair value adjustment charge associated with the purchase of SUPERVALU. When excluding these items, operating income was $18.5 million, or 0.30% of net sales, in the second quarter of fiscal 2019. Operating income in the second quarter of fiscal 2018 was $40.2 million, or 1.59% of net sales and included goodwill and impairment charges of $11.2 million. When excluding these charges, operating income for the second quarter of fiscal 2018 was $51.4 million or 2.04% of net sales. The decrease in operating income, as a percent of net sales, was primarily driven by lower gross margins, as a percent of net sales, partially offset by lower operating expenses, as a percent of net sales.

Adjusted EBITDA for the second quarter of fiscal 2019 was $142.6 million compared to $79.8 million for the second quarter of fiscal 2018. The increase was predominantly driven by the addition of SUPERVALU.

Interest expense, net for the second quarter of fiscal 2019 was $58.7 million and included expense of $2.5 million related to interest on the now-retired SUPERVALU senior notes and $1.0 million of unamortized debt issuance costs for certain term loan prepayments made in the quarter with asset sale proceeds. When excluding these amounts, interest expense, net was $55.2 million compared to $4.1 million for the second quarter of fiscal 2018. The increase in interest expense, net was driven by the acquisition financing.

Effective tax rate for continuing operations for the second quarter of fiscal 2019 was 20.2% compared to (38.4)% for the second quarter of fiscal 2018. The second quarter of fiscal 2019 effective tax rate reflects a tax benefit based on consolidated pre-tax loss from continuing operations. In the second quarter of fiscal 2018, the Company recognized a provisional one-time non-cash net tax benefit from the Tax Cuts and Jobs Act of $21.9 million representing the estimated impact of the remeasurement of U.S. net deferred tax liabilities based on the new lower corporate income tax rate. Excluding this provisional one-time net tax benefit of $21.9 million, the Company’s effective tax rate would have been 21.6% for the second quarter of fiscal 2018.

In February, UNFI made cash tax payments of approximately $59 million in conjunction with anticipated 338g tax elections related to the acquisition of SUPERVALU. These elections allow UNFI to utilize a portion of SUPERVALU's $2.9 billion capital loss carryforward to generate estimated net cash tax savings of $300 million over the next 15 years.

Net (loss) income for the second quarter of fiscal 2019 was $(341.7) million, including $21.4 million of income related to discontinued operations compared to $50.5 million for the second quarter of fiscal 2018. The decrease in net income was primarily the result of goodwill and asset impairment charges as well as restructuring, acquisition, and integration related expenses and increased interest expense.

(Loss) Earnings Per Share (EPS) was $(6.72) for the second quarter of fiscal 2019 compared to $0.99 for the second quarter of fiscal 2018. Adjusted EPS was $0.44 for the second quarter of fiscal 2019 compared to adjusted EPS of $0.71 in the second quarter of fiscal 2018, reflecting lower operating income and higher interest expense.

Debt reduction during the second quarter (compared to first quarter balances) was approximately $120 million with cash from operations, net of capital expenditures, and the proceeds from asset sales. In addition, capital lease obligations were reduced by approximately $47 million, including $31 million that are now considered long term liabilities.

Fiscal 2019 Guidance
UNFI is updating fiscal 2019 guidance, other than for net sales, to reflect the Company's most recent business performance and outlook, for the 53-week fiscal 2019 (inclusive of SUPERVALU) as follows:

Fiscal Year Ending August 3, 2019 (53 weeks)	FY 2019
Net Sales ($ in billions)	$21.5 - $22.0
Earnings Per Share (EPS)	$(6.50) - $(6.10)
Adjusted Earnings Per Share (EPS) (1)	$2.00 - $2.40
Net Income ($ in millions)	$(332) - $(312)
Adjusted EBITDA ($ in millions) (1)	$580 - $610

(1)	Please refer to the tables in this press release for a reconciliation of non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

Conference Call and Webcast
The Company's second quarter fiscal 2019 conference call and audio webcast will be held today, Tuesday, March 5, 2019 at 5:00 p.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company's website www.unfi.com. An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods
(NOTE: On October 22, 2018, UNFI completed the acquisition of SUPERVALU INC. For more information on the acquisition, please visit www.bettertogether.unfi.com.)
UNFI is North America’s premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper ‘full-store’ selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly-traded grocery distributor in America with expected annual sales of over $21 billion. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

INVESTOR CONTACT:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its quarterly report on Form 10-Q for the period ended October 27, 2018 filed with the Securities and Exchange Commission (the "SEC") on December 6, 2018 and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends; the Company’s ability to realize anticipated benefits of its acquisitions and dispositions, in particular, its acquisition of SUPERVALU; the possibility that restructuring, asset impairment, and other charges and costs we may incur in connection with the sale or closure of SUPERVALU's retail operations will exceed current estimates; the potential for additional goodwill impairment charges as a result of purchase accounting adjustments or otherwise; the Company's reliance on the continued growth in sales of higher margin natural and organic foods and non-food products in comparison to lower margin conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers and online distributors; increased competition as a result of continuing consolidation of retailers in the natural product industry and the growth of supernatural chains; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the addition or loss of significant customers or material changes to the Company's relationships with these customers; volatility in fuel costs; volatility in foreign exchange rates; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; and the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted EBITDA and adjusted earnings per diluted common share. The Company has also included in this press release projected non-GAAP financial measures for estimated adjusted EBITDA and estimated adjusted earnings per diluted common share for the fiscal year ending August 3, 2019. The non-GAAP measures adjusted earnings per diluted common share and estimated adjusted earnings per diluted common share exclude goodwill and asset impairment charges, restructuring, acquisition, and integration related expenses, loss on debt extinguishment and interest on SUPERVALU's senior notes during their mandatory redemption period, and inventory fair value adjustment expense. The non-GAAP measures adjusted EBITDA and estimated adjusted EBITDA exclude total other expense, net, (benefit) provision for income taxes, depreciation and amortization, share-based compensation, goodwill and asset impairment charges, restructuring, acquisition and integration related expenses, and inventory fair value adjustment related to the acquisition of SUPERVALU.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting non-GAAP financial measures aids in making period-to-period comparisons, assessing the underlying operating performance of the Company and understanding core business trends, and is a meaningful indication of its actual and estimated operating performance. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures and may also exclude other items that may arise. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company's operating performance during the 2019 fiscal year to the comparable periods in the 2018 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except for per share data)

	13-Week Period Ended		26-Week Period Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Net sales	$6,149,206	$2,528,011	$9,017,362	$4,985,556
Cost of sales	5,387,423	2,156,489	7,843,248	4,246,818
Gross profit	761,783	371,522	1,174,114	738,738
Operating expenses	751,922	320,076	1,115,087	632,185
Goodwill and asset impairment charges	370,871	11,242	370,871	11,242
Restructuring, acquisition, and integration related expenses	47,125	—	115,129	—
Operating (loss) income	(408,135)	40,204	(426,973)	95,311
Other expense (income):
Net periodic benefit income, excluding service cost	(10,906)	—	(11,750)	—
Interest expense, net	58,707	4,137	66,232	7,713
Other, net	(824)	(418)	(727)	(1,281)
Total other expense, net	46,977	3,719	53,755	6,432
(Loss) income from continuing operations before income taxes	(455,112)	36,485	(480,728)	88,879
(Benefit) provision for income taxes	(91,809)	(14,001)	(96,064)	7,888
Net (loss) income from continuing operations	(363,303)	50,486	(384,664)	80,991
Income from discontinued operations, net of tax	21,407	—	23,477	—
Net (loss) income including noncontrolling interests	(341,896)	50,486	(361,187)	80,991
Less net loss (income) attributable to noncontrolling interests	171	—	168	—
Net (loss) income attributable to United Natural Foods, Inc.	$(341,725)	$50,486	$(361,019)	$80,991

Basic per share data:
Continuing operations	$(7.15)	$1.00	$(7.59)	$1.60
Discontinued operations	0.42	—	$0.46	$—
Basic (loss) income per share	$(6.72)	$1.00	$(7.12)	$1.60
Diluted per share data:
Continuing operations	$(7.15)	$0.99	$(7.59)	$1.59
Discontinued operations	0.42	—	0.46	$—
Diluted (loss) income per share	$(6.72)	$0.99	$(7.12)	$1.59
Weighted average share outstanding:
Basic	50,815	50,449	50,699	50,633
Diluted	50,815	50,741	50,699	50,849

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except for per share data)

	January 26, 2019	July 28, 2018
ASSETS
Cash and cash equivalents	$49,515	$23,315
Accounts receivable, net	1,094,874	579,702
Inventories	2,242,724	1,135,775
Prepaid expenses and other current assets	119,659	50,122
Current assets of discontinued operations	159,893	—
Total current assets	3,666,665	1,788,914
Property and equipment, net	1,658,010	571,146
Goodwill	481,095	362,495
Intangible assets, net	1,054,222	193,209
Other assets	122,644	48,708
Long-term assets of discontinued operations	415,648	—
Total assets	$7,398,284	$2,964,472
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,452,643	$517,125
Accrued expenses and other current liabilities	277,158	103,526
Accrued compensation and benefits	171,669	66,132
Current portion of long-term debt and capital lease obligations	143,614	12,441
Current liabilities of discontinued operations	133,981	—
Total current liabilities	2,179,065	699,224
Long-term debt	2,965,336	308,836
Long-term capital lease obligations	124,599	31,487
Pension and other postretirement benefit obligations	222,231	—
Deferred income taxes	75,462	44,384
Other long-term liabilities	347,082	34,586
Long-term liabilities of discontinued operations	1,141	—
Total liabilities	5,914,916	1,118,517
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, par value $0.01 per share, authorized 100,000 shares; 51,433 shares issued and 50,818 shares outstanding at January 26, 2019, 51,025 shares issued and 50,411 shares outstanding at July 28, 2018	514	510
Additional paid-in capital	495,514	483,623
Treasury stock at cost	(24,231)	(24,231)
Accumulated other comprehensive loss	(25,863)	(14,179)
Retained earnings	1,039,490	1,400,232
Total United Natural Foods, Inc. stockholders’ equity	1,485,424	1,845,955
Noncontrolling interests	(2,056)	—
Total stockholders’ equity	1,483,368	1,845,955
Total liabilities and stockholders’ equity	$7,398,284	$2,964,472

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	26-Week Period Ended
	January 26, 2019	January 27, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income including noncontrolling interests	$(361,187)	$80,991
Income from discontinued operations, net of tax	23,477	—
Net (loss) income from continuing operations	(384,664)	80,991
Adjustments to reconcile net (loss) income from continuing operations to net cash used in operating activities:
Depreciation and amortization	97,993	44,249
Share-based compensation	14,511	13,846
(Gain) loss on disposition of assets	(60)	100
Gain associated with disposal of investments	—	(699)
Restructuring charges	20,701	—
Goodwill and asset impairment charges	370,871	11,242
Net pension and other postretirement benefit income	(11,750)	—
Deferred income taxes	(65,605)	(22,733)
LIFO charge	6,265	—
Provision for doubtful accounts	7,958	5,569
Loss on debt extinguishment	2,117	—
Non-cash interest expense	4,298	956
Changes in operating assets and liabilities, net of acquired businesses	(62,679)	(136,932)
Net cash used in operating activities of continuing operations	(44)	(3,411)
Net cash provided by operating activities of discontinued operations	25,910	—
Net cash provided by (used in) operating activities	25,866	(3,411)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(80,137)	(15,535)
Purchase of acquired businesses, net of cash acquired	(2,281,934)	(19)
Proceeds from dispositions of assets	168,274	36
Proceeds from disposal of investments	—	756
Long-term investment	(110)	(3,010)
Other	363	—
Net cash used in investing activities of continuing operations	(2,193,544)	(17,772)
Net cash provided by investing activities of discontinued operations	44,263	—
Net cash used in investing activities	(2,149,281)	(17,772)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	1,905,000	—
Proceeds from borrowings under revolving credit line	2,698,604	311,061
Repayments of borrowings under revolving credit line	(1,666,600)	(247,632)
Repayments of long-term debt and capital lease obligations	(713,366)	(6,054)
Repurchase of common stock	—	(22,237)
Proceeds from exercise of stock options	118	268
Payment of employee restricted stock tax withholdings	(3,141)	(4,424)
Payments for capitalized debt issuance costs	(64,519)	—
Net cash provided by financing activities of continuing operations	2,156,096	30,982
Net cash used in financing activities of discontinued operations	(254)	—
Net cash provided by financing activities	2,155,842	30,982
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,868)	188
NET INCREASE IN CASH AND CASH EQUIVALENTS	30,559	9,987
Cash and cash equivalents, at beginning of period	23,315	15,414
Cash and cash equivalents, at end of period	53,874	25,401
Less: cash and cash equivalents of discontinued operations	(4,359)	—
Cash and cash equivalents of continuing operations	$49,515	$25,401
Supplemental disclosures of cash flow information:
Cash paid for interest	$66,016	$7,900
Cash paid for federal and state income taxes, net of refunds	$13,449	$36,929

UNITED NATURAL FOODS, INC.

Reconciliation of Net (Loss) Income per Diluted Common Share to Adjusted Net Income per Diluted Common Share (unaudited)

	13-Week Period Ended			26-Week Period Ended
	January 26, 2019		January 27, 2018	January 26, 2019	January 27, 2018
Net (loss) income per diluted common share	$(6.72)		$0.99	$(7.12)	$1.59
Restructuring, acquisition, and integration related expenses (1)	0.93		—	2.27	—
Goodwill and asset impairment charges(2)	7.30		0.22	7.32	0.22
Loss on debt extinguishment (3)	0.02		—	0.04	—
Interest expense on senior notes (4)	0.05		—	0.06	—
Inventory fair value adjustment (5)	0.17		—	0.21	—
Net tax benefit related to U.S. Tax Reform(6)	—		(0.43)	—	(0.43)
Impact of discontinued operations(7)	0.25		—	0.24	—
Tax impact of adjustments(8)	(1.54)		(0.07)	(1.97)	(0.07)
Impact of diluted shares(9)	—		—	(0.01)	—
Adjusted net income per diluted common share(9)	$0.44	*	$0.71	$1.04	$1.31
*Includes rounding

(1)	Primarily reflects expenses resulting from the acquisition of SUPERVALU, including employee-related costs, store closure charges, and acquisition and integration expenses.

(2)
Fiscal 2019 reflects a goodwill impairment charge related to the SUPERVALU acquisition. Fiscal 2018 reflects goodwill and asset impairment charges recorded related to the previously disposed Earth Origin's Market retail business.

(3)
Reflects non-cash charges related to the acceleration of unamortized debt issuance costs due to term loan prepayments and extinguishment charges from the Company's term loan, which was in place prior to the acquisition of SUPERVALU.

(4)	Interest expense recorded on the SUPERVALU senior notes in the mandatory 30-day redemption notice period.

(5)	Non-cash charge related to the step-up in inventory values from purchase accounting.

(6)
Fiscal 2018 periods represent the earnings per share impact of a $21.9 million benefit related to the remeasurement of net deferred tax liabilities as a result of U.S. tax reform enacted in December 2017.

(7)	Amounts represent store closure charges and an inventory fair value adjustment related to discontinued operations.

(8)	Represents the tax effect of adjustments, using the blended rate for the period.

(9)	The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

Reconciliation of Net (Loss) Income attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)
(in thousands)

	13-Week Period Ended		26-Week Period Ended
	January 26, 2019	January 27, 2018	January 26, 2019	January 27, 2018
Net (loss) income attributable to United Natural Foods, Inc.	$(341,725)	$50,486	$(361,019)	$80,991
Total other expense, net	46,977	3,719	53,755	6,432
(Benefit) provision for income taxes	(91,809)	(14,001)	(96,064)	7,888
Depreciation and amortization	73,200	21,807	97,993	44,249
Share-based compensation	10,423	6,571	18,512	13,846
Restructuring, acquisition, and integration related expenses	47,125	—	115,129	—
Goodwill and asset impairment charges	370,871	11,242	370,871	11,242
Inventory fair value adjustment	8,644	—	10,463	—
Impact of discontinued operations(1)	18,867	—	19,127	—
Adjusted EBITDA	$142,573	$79,824	$228,767	$164,648

(1)
Amount represents the cumulative effect of differences between net income from discontinued operations, excluding earnings from noncontrolling interests, and adjusted EBITDA of discontinued operations adjustments, including total other expense, net, provision for income taxes, share-based compensation, and store closure charges and costs.

Reconciliation of 2019 Guidance for Estimated Net (Loss) Income per Common Share to
Estimated Non-GAAP Adjusted Diluted Income per Common Share (unaudited)

	Fiscal Year Ending August 3, 2019
	Low Range	Estimate	High Range
Net loss per diluted common share	$(6.50)		$(6.10)
Goodwill and asset impairment charges		7.30
Restructuring, acquisition and integration related costs (1)		3.33
Tax impact of adjustments		(2.12)
Impact of diluted shares		(0.01)
Adjusted net income per diluted common share	$2.00		$2.40

(1)
Includes certain costs and charges associated with divestiture of retail banners, charges related to surplus property, the loss on debt extinguishment and interest expense on SUPERVALU's senior notes, and inventory fair value adjustments.

Reconciliation of 2019 Guidance for Net (Loss) Income to Adjusted EBITDA (unaudited)
(in thousands)

	Fiscal Year Ending August 3, 2019
	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc.	$(332,000)		$(312,000)
(Benefit) provision for Income tax	(76,000)		(66,000)
Goodwill and asset impairment charges		371,000
Restructuring, acquisition, and integration related costs (1)		172,000
Net interest expense		186,000
Total other (income) expense, net		(2,000)
Depreciation and amortization		252,000
Share-based compensation		43,000
Net periodic benefit income, excluding service costs		(34,000)
Adjusted EBITDA	$580,000		$610,000

(1) Includes certain costs and charges associated with divestiture of retail banners, charges related to surplus property, the loss on debt extinguishment and interest expense on SUPERVALU's senior notes, and inventory fair value adjustments.

Reconciliation of Adjusted EBITDA Guidance: December 2018 vs. March 2019 (Unaudited)
(in thousands)

Midpoint December 2018 Adjusted EBITDA Guidance	$657,500
Updated Distribution Center Network Realignment	(37,500)
Customer Mix Shift and Decreased Vendor Promotional Activity	(12,500)
LIFO Election and Inflation Impact	(12,500)
Midpoint March 2019 Adjusted EBITDA Guidance	$595,000